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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

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Attached is the text of a press release that was first published and furnished to unitholders on March 24, 2011.

Q Funding Calls for the Resignation of Cedar Fair Board Members Who Misled Unitholders About COO Jack Falfas' Dismissal

Fort Worth, TX - March 24, 2011 - Q Funding III, L.P. and Q4 Funding, L.P., which with their affiliates own approximately 18 percent of Cedar Fair, L.P.'s units, sent the following letter to the Cedar Fair, LP (NYSE: FUN) Board of Directors today. The letter calls for the resignation of seven Board members who were involved in mischaracterizing the supposed "resignation" of the company's chief operating officer, Jacob "Jack" Falfas, last year. An arbitration panel recently upheld Mr. Falfas' contention that he was wrongfully terminated and ordered the company to reinstate him to his previous position and to pay back pay and other benefits due to him under his employment agreement.

A full text of the letter, as well as a link to the arbitration panel's decision, follows below:

March 24, 2011

The Board of Directors
Cedar Fair, L.P.
One Cedar Point Drive
Sandusky, Ohio 44870-5259

Dear Gentlemen:

You claimed in an SEC filing on June 17, 2010 that Jack Falfas, the Chief Operating Officer, "resigned." You later reiterated that "the COO resigned" in a publicly filed statement on December 17, 2010. However, we recently learned that on February 28, 2011, an arbitration panel found that the facts failed to establish Mr. Falfas resigned and ordered that the company not only to immediately reinstate Mr. Falfas and pay his back salary and benefits, but also ordered the company to pay all of Mr. Falfas' expenses and attorney fees.

There could not have been a more severe rebuke of the company's previous statements. Not only do you have to pay Mr. Falfas for almost one year of service and immediately reinstate him, but you also have to pay all of his fees and expenses related to this matter. Shame on you!

Sadly, this is not the most shocking aspect of your conduct. Your most reprehensible action was when you challenged us in our attempt to tell unitholders the truth when we stated that Mr. Falfas left under "curious circumstances." In challenging our comment, you went so far as to say that you wanted to "set the record straight" and called our comment a "mischaracterization" and "misstatement."

Well, the truth came out! This is an embarrassment for the company and each of you individually. To prevent you from further attempts to mischaracterize the situation, we have attached the arbitration panel's decision so your unitholders can read the truth for themselves.

We have lost faith in this board and call for the immediate resignation of the following board members who were involved in this matter: Richard Kinzel, Thomas Harvie, Steven Tishman, Richard Ferreira, Mike Kwiatkowski, David Paradeau and Darrel Anderson.

Cedar Fair unitholders deserve better - just as Mr. Falfas, who had spent his entire career of over 30 years with this company, deserved better.

Sincerely,

Q Funding III & Q4 Funding

Media Contact:
Elizabeth Micci/Tom Johnson
Abernathy MacGregor
(212) 371-5999

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY Q INVESTMENTS WITH RESPECT TO CEDAR FAIR, L.P. ON MARCH 3, 2011 (THE "PRELIMINARY PROXY STATEMENT"). ACCORDINGLY, UNITHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT. UNITHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

UNITHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY Q INVESTMENTS FROM THE UNITHOLDERS OF CEDAR FAIR, L.P. AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. AFTER THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UNITHOLDERS MAY OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.